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                                                                      EXHIBIT 99



                                                           CONTACT: MARC ROWLAND
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
DECEMBER 2, 1998                                           CORPORATE DEVELOPMENT
                                                                  (405) 879-9257


                     CHESAPEAKE ENERGY CORPORATION COMPLETES
                        SIGNIFICANT TUSCALOOSA DISCOVERY

OKLAHOMA CITY, OKLAHOMA, DECEMBER 2, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced the completion of a significant Tuscaloosa discovery, the State Lease 15421. Chesapeake believes the State Lease is one of the best Tuscaloosa wells drilled recently in the rejuvenated Tuscaloosa Trend and is one of the ten deepest producing wells in Louisiana.

The State Lease well began producing today at the daily rate of 18,100 thousand cubic feet of natural gas equivalent (mcfe) on a 12/64" choke with flowing tubing pressure of 14,600 psi. The well was only perforated in the deepest three of the well's nine indicated pay zones. Additional zones may be completed at later dates. Based on well log evaluation completed in early October and preliminary flow rates, estimated reserves for the well should exceed 25 billion cubic feet equivalent (bcfe). Chesapeake owns a 98% working interest in the State Lease well, located in the company's 60,000 acre Morganza Field 3-D seismic survey. Four miles to the east, Chesapeake is drilling ahead to projected total depth of 21,900' on the Brown 22, the company's second Morganza Field test.
                           DEVELOPMENT DRILLING UPDATE

In addition to its exploratory activity in the Louisiana Tuscaloosa Trend and elsewhere, Chesapeake remains active with its Mid-Continent development drilling program. In the shallow Sahara gas area of northwest Oklahoma, Chesapeake has recently completed the Reese 2-2, Gail 1-4, Velma 1-7, and Loomis 1-14 wells, which are producing at a combined daily rate of 5,000 mcfe. Chesapeake owns a 62% working interest in the Reese 2-2, 95% in the Gail 1-4, 98% in the Velma 1-7 and 76% in the Loomis 1-14. Chesapeake continues to maintain a four rig program in Sahara where the company expects to develop average approximate reserves of
0.7 bcfe at an average per well cost of $300,000. Each Sahara rig is capable of drilling 20-24 lower risk, shallow gas wells per year.

In the West Panhandle Field of Texas, Chesapeake has recently re-completed its S.B. Burnett G-5 well in the Brown Dolomite formation at a depth of 2,900'. Drilled as a dual lateral horizontal well, the well replaces a vertical well that had produced 5.2 bcfe since the 1930's and was producing 230 mcfe per day prior to the re-entry. The well is now producing 1,300 mcfe per day, a 465% increase. The well's enhanced productivity and greater reserves indicate the potential of further increasing Chesapeake's reserves and production in this field.
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Although Chesapeake has postponed development of its oil-oriented Louisiana
Austin Chalk assets until prices improve, the company continues to successfully drill in the Independence portion of the Texas Austin Chalk Trend where production is 100% natural gas. Following completion of the Hahn 1-H during the third quarter, a well that has produced 4.8 bcfe in its first 124 days of production, the Hahn 2-H has been completed at a pipeline-constrained daily production rate of approximately 30,000 mcfe. Estimated combined gross ultimate reserves for the Hahn 1-H and 2-H wells are approximately 30 bcfe. Chesapeake owns a 44% working interest in both Hahn wells with Belco, Union Pacific Resources Corporation and Swift Energy Company owning 37%, 16% and 1%, respectively. Chesapeake's newest well in the Independence area, the Salem 1-H, should begin producing later this month. Chesapeake owns a 44% working interest in the Salem with Belco owning 37% and Union Pacific owning 17%.

Chesapeake also confirmed that it will receive $26 million in cash this week from the acquisition by Poco Petroleums Ltd. of Chesapeake's 20% interest in Pan East Petroleum Corp. This transaction was announced on November 2 and closed on November 27. In addition, Chesapeake expects to complete the sale of $50-75 million of non-core, oil assets by the end of March 1999.

Chesapeake's Chairman and CEO, Aubrey K. McClendon, commented, "In light of what may be a period of extended low oil prices, we are pleased that our asset acquisitions completed earlier this year were focused on lower-risk, natural gas properties which have increased our natural gas reserves to 85% of the company's total reserves. The company is now concentrating on reducing its operating cost structure with the sale of low margin, oil-oriented properties and the further reduction of operating overhead through district office consolidation. Although we are witnessing a late start of the winter heating season, we remain bullish about the fundamentals for increased natural gas prices."

                                      ####

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997 and the report filed on Form 10-Q for the three months ended September 30, 1998.

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.